Exhibit 99.1

ARIAD Names Sarah J. Schlesinger, M.D. of Rockefeller University to Its Board of Directors

CAMBRIDGE, Mass.--(BUSINESS WIRE)--July 17, 2013--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced the appointment of Sarah J. Schlesinger, M.D., senior attending physician and associate professor of clinical investigation in the Laboratory of Cellular Physiology and Immunology at The Rockefeller University, to its Board of Directors. Dr. Schlesinger, 53, is a prominent clinical investigator and immunologist who has spent more than 20 years working in the field of cellular immunity, including as clinical director of the laboratory led by the late Ralph M. Steinman, M.D., 2011 Nobel Laureate in Physiology or Medicine.

“Dr. Schlesinger brings a deep understanding of translational medicine, clinical research, and immunology to our Board of Directors,” stated Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “Sarah embodies one of our most important corporate values – clinical scholarship – and further enhances our commitment to cancer patients in need of new therapies. We anticipate that she will contribute greatly to our Board and to the evolution of our long-term strategy, especially as the fields of molecularly targeted therapy and immunotherapy converge.”

Dr. Schlesinger’s research has focused on the clinical manipulation of the immune system’s dendritic cells to elicit immunity to cancer and HIV. Working closely with Dr. Steinman, she used dendritic cells to study and design novel treatments that may be able to harness the immune system in a disease-specific approach. She has designed and conducted clinical trials employing the techniques of immunology and dendritic-cell biology, which have led to a better understanding of human diseases and their potential treatments.

In addition to leading clinical trials at the Rockefeller University Hospital, she is co-director of the University’s Clinical Scholars program and the Certificate in Clinical and Translational Sciences program. She chairs the research education and training committee of the Center for Clinical and Translational Science at Rockefeller. Widely published in her field, Dr. Schlesinger has been recognized with numerous awards for her research and teaching.

“ARIAD’s vision is to improve the lives of cancer patients through the development of innovative medicines. That vision and the Company’s emphasis on discovering and developing new treatments based on its internal research differentiate ARIAD from other companies, large or small,” noted Dr. Schlesinger. “I am honored to serve on the ARIAD Board and to bring my experience in clinical development to the outstanding team at ARIAD.”

Dr. Schlesinger trained in surgery at the Albert Einstein College of Medicine (1985-1987) and in pathology at the New York Hospital (1987-1990), where she served as chief resident. She held faculty positions at Cornell University Medical College (1990-1991), State University of New York at Buffalo (1991-1994) and Georgetown University School of Medicine (1995-2002). In 1996, she became a research physician in the Division of Retrovirology at the Walter Reed Army Institute of Research and then worked as a scientist in vaccine research at the International AIDS Vaccine Initiative.

In 2002, she came to Rockefeller University as a member of the adjunct faculty in the Laboratory of Cellular Physiology and Immunology, and then in 2003, she was appointed as a research associate professor with a joint appointment at the Aaron Diamond AIDS Research Center. In 2007, she became associate professor of clinical investigation at Rockefeller University and clinical director of the Steinman laboratory.

Dr. Schlesinger received her bachelor’s degree from Wellesley College and her M.D. degree from Rush Medical College.

References:

Harmon K., “How Ralph Steinman Raced to Develop a Cancer Vaccine – And Save His Life.” Scientific American, December 20, 2011. http://www.scientificamerican.com/article.cfm?id=the-patient-scientist.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

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ARIAD Pharmaceuticals, Inc.
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Kendra Adams, 617-503-7028
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